Exhibit 10.38

                   Service Agreement for the Managing Director

               This Agreement made and entered into by and between

                         SMS Holding GmbH, Im Grund 15,
                                  88239 Wangen
                             (hereinafter: Company)

                                       and

                               Mr. Helmut Adamski
                          Am Engelberg 30, 88239 Wangen
                        (hereinafter: Managing Director)

         Mr. Adamski became appointed Geschaftsfuhrer of the Company on September 14, 1994. The shares of the Company were acquired by Data I/O Corporation (sometimes referred to as "DATA I/O") and the Company became part of the DATA I/O group on November 18, 1998. Therefore, this Agreement shall set forth all terms and conditions of his employment as of November 19, 1998 with SMS Holding GmbH; it replaces all former agreements made between the parties:

                                    Article 1
                           Managing Director's Duties

(1) The Managing Director shall be entitled and obligated to represent the Company jointly with a further Managing Director or 'Prokurist' and, if there is no further managing director or 'Prokurist', solely, in compliance with the laws, the Articles of Association, and - if available - the management's rules of procedure. The Managing Director shall not be exempted from the restrictions according to Sec. 181 BGB (German Civil Code). The Company has the right to appoint further managing directors and Geschaftsfuhrer.

(2) Within the framework of his management and representation, the Managing Director shall observe the resolutions of the shareholders meeting.

(3) The Managing Director shall be obligated to manage the Company's affairs in accordance with the principles of a prudent businessman.

(4) The Managing Director shall be obligated to arrange for preparation of the Company's balance sheet within the DATA I/O reporting schedule after the end of the respective business year and to perform all acts and make all declarations which are necessary therefor.

           The Managing Director shall be obligated, promptly after submission of the balance sheet, to send the same together with the notice of a shareholders' meeting to the Company by registered letter with return receipt.

(5) The Managing Director shall report to the President of DATA I/O or other appropriate official as designated by the Company or the shareholders meeting. The Managing Director shall at all times keep the shareholders promptly and fully informed of the business affairs of the Company in compliance with the group's general policy and shall provide additional information if required by the shareholders.

(6) The Managing Director shall be obligated to perform the employer's duties for the Company, in particular to ensure that the wage and salary tax and social security contributions are paid in due time.

(7) The Company shall indemnify and hold the Managing Director harmless from any applicable German taxes due from the Company which have not been paid by the Company.

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                                    Article 2
                            Limitation of Management

         For all transactions going beyond the ordinary course of business, the Managing Director shall obtain prior approval of the shareholder according to the then-current DATA I/O rules of authorization. This shall apply, in particular, to the

2.1. determination and variation of the long-term business policy of the company, in particular determination and variation of the marketing-and pricing policy,

2.2.      granting of guaranties and other securities to third persons,

2.3. acquisition and sale of business operations and parts of business operations, establishment and closure of places of plants,

2.4.      acquisition, sale and encumbrance of shares in other companies,

2.5. conclusion, alteration or termination of contracts for the acquisition or sale of industrial property rights (patents, patent applications, trade-marks), secret processes, business secrets, know-how and equivalent rights as well as the conclusion, the alteration and the termination of license contracts,

2.6.      conclusion, alteration or termination of inter-company-agreements,

2.7. complete or partial dislocation of development and production of products and software, which are made by the Company or its affiliates in Germany,

2.8. execution of the power of control vis-a-vis affiliates and execution of voting-rights in affiliates, in particular appointment and revocation of managing directors, conclusion, alteration and termination of their service agreements, adoption of the annual statement of account and any decision concerning the appropriation of profits,

2.9. the taking and granting of loans, except for loans which are necessary for the current business operations,

2.10. the acquisition, sale and encumbrance of real property and equivalent rights,

2.11. hiring of permanent employees exceeding the annual budget plan for the Company,

2.12.     contracts with shareholders and their relatives,

2.13.     salary-increases exceeding the annual budget plan for the Company,

2.14.     bonus payments exceeding the annual budget plan for the Company,

2.15. disposition of goods of the Company with a book value of more than DM 100,000.--,

2.16      the granting and revocation of "Prokura" or commercial signing rights.

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                                    Article 3
                  Second Occupation, Prohibition of Competition

(1) The Managing Director shall be obligated to devote his full working capacity to the Company. The Managing Director shall not be entitled to engage in a second occupation which interferes with the Company's interests without the shareholders' express approval given through shareholder resolution.

(2) The Managing Director agrees that he will not, directly or indirectly, during his employment and for a period until the later of November 30, 2000 or six (6) months from the date on which his employment with the Company terminates or this Agreement expires for any reason (the "Term"), directly or indirectly be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any person or entity engaged in competition with Company, Data I/O or its subsidiaries with respect to any product or service sold or activity engaged in by Company, Data I/O or its subsidiaries (including without limitation, products or services used in the "IC Programmer Products Market" as defined below) up to the time of expiration or termination of this Agreement in any geographical area in which at the time of expiration or termination of this Agreement such product or service is sold or activity is engaged in. "IC Programmer Products Market" means the design, development, manufacture, sale or distribution of any device or system used to program programmable integrated circuits. The Managing Director shall be deemed to be connected with such business if such business is carried on by a partnership, corporation or association of which he is an employee, officer, director, shareholder, partner, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by the Managing Director of shares which constitute less than five percent (5%) of the outstanding equity securities of a publicly-held corporation.

           If the Managing Director breaches this non-competition commitment, the Managing Director hereby covenants with the Company to pay in each instance of breach a contractual penalty of DM 30,000.--. In case the breach is continued, the contractual penalty will have to be paid whenever a calendar month begins. The Company reserves its right to claim for higher damages accrued.


                                    Article 4
                                  Remuneration

(1) The Managing Director shall receive a gross salary of DM 260,000.00 per year.

           DM 20,000.00 of the salary reduced by statutory deductions shall be due and payable on or before the end of each calendar month. An additional DM 20,000 of the salary reduced by statutory deductions (for the thirteenth month) shall be due and payable together with the salary for November.

(2) Moreover, the Managing Director shall receive an annual bonus of up to 25 % of his annual salary pursuant to and in accordance with the DATA I/O Management Incentive Compensation Program as determined by the DATA I/O board of directors according to their discretion from time to time.

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(3)        The Company undertakes to pay the employer's share of the statutory social security pension scheme.

(4) The Company undertakes to make available to the Managing Director a middle-class company car which he may also use privately. The private use of the car shall not exceed the business use of the car; therefore the Managing Director will keep a vehicle log.

           Except for the petrol costs of the Managing Director's private use, the Company shall bear the costs of this company car.

           The Managing Director shall be obligated to pay tax on the pecuniary advantage resulting from such private use and shall bear the tax burden resulting therefrom.

           If, in case of termination of the employment relationship, the Managing Director is released from his duty to work, he shall be obligated to return the car together with all keys and documents to the Company the day the release becomes effective. The same shall apply if the Managing Director is prevented from work for more than six weeks without interruption due to illness if the Company requires the return of the car.

(5) The Managing Director shall be reimbursed all reasonable expenses and charges incurred by him within the framework of his activities for the Company and according to DATA I/O's policies. The Managing Director shall be obligated to submit to the Company the vouchers and documents in support of these expenses.


                                    Article 5
                                 Illness, Death

(1) In case of serious illness or disability not due to his fault which substantially impairs the performance of the Managing Director's duties, this Agreement shall terminate and the Managing Director shall receive continued payment of his remuneration for a period of three (3) months.

(2) If the Managing Director dies during the term of this Agreement, this Agreement shall terminate and his wife or, if he has no wife, his heirs shall receive continued payment of his remuneration for a period of one (1) month after the date of death of the Managing Director.


                                    Article 6
                                    Holidays

(1) The Managing Director shall have a right to holidays of thirty (30) working days. He shall coordinate his holidays with the further managing director - if there is any.

(2) If not all of the holiday claim is granted due to business reasons until March 31 of the following year, the claim will be discharged by a payment of the Company. This payment will be based on the fixed salary according to Art.4.1.

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                                    Article 7
                             Duty of Confidentiality

                  The Managing Director undertakes to treat all matters of the Company, DATA I/O and its subsidiaries, such as trade and business secrets, know-how, production methods, design and software developments and non-public financial, marketing and operating information strictly confidentially and shall not disclose the same to third parties. This duty of confidentiality shall survive the termination of this Agreement.



                                    Article 8
                           Developments and Inventions

(1) The Managing Director hereby grants the Company the exclusive right to use any and all technical, artistic and organizational developments. No special remuneration shall be owed for the grant of this right.

(2) The above provisions shall apply mutatis mutandis to inventions of the Managing Director made by him in connection with the fulfillment of his contractual obligations or on the basis of developments of the Company.


                                    Article 9
                              Commencement and Term

         This Agreement takes effect on November 19, 1998 and shall be valid for an indefinite period of time.

                                   Article 10
                                   Termination

(1) Either party hereto may give notice of termination of this Agreement subject to six (6) months' notice with the notice of termination being effective at the end of a calendar month. The notice shall be in writing.

           A recall of the Managing Director shall be deemed a notice of termination by the Company as well, with the notice being effective at the next possible date, and shall also be in writing.

(2) Either party shall have the right to terminate this Agreement for good cause with immediate effect; good cause shall include, but shall not be limited to

           a)        violation of the duty of confidentiality pursuant to
                     Article 7 or the prohibition of competition pursuant to
                     Article 3 hereof,

           b) the Managing Director contravenes against directives of the advisory board and/or shareholders' meeting of Company, the board of Directors of DATA I/O or the President of DATA I/O where such contravention has an adverse effect on the Company or DATA I/O.

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(3)        The Managing Director has agreed with DATA I/O Corporation to relocate to the US and become an employee of DATA I/O Corporation at a mutually agreed date during the first nine (9) months of 1999. Accordingly, in case of such relocation, this Agreement shall automatically come to an end, if and when the Managing Director becomes an employee on the payroll of DATA I/O.

(4) In case that the notice of termination has been given, the Company shall be entitled to release the Managing Director from his work duties, with unused holidays to be taken into consideration and payment of remuneration to be continued for the periods as stated in
           Article 5 if the termination is pursuant to Article 5, and for the six (6) months' notice period if the termination is pursuant to
           Article 10, paragraph 1. No remuneration is to be continued if termination is pursuant to Article 10, paragraph 2.

(5) The Managing Director shall be obligated to return, on the day of termination hereof, all documents, models and keys concerning the Company together with all copies or duplicates thereof as well as the company car made available to him.

           Insofar, the Managing Director shall have no right of retention.


                                   Article 11
                                Final Provisions

(1) This Agreement has been approved through resolution of the shareholder. It shall replace all former agreements between the parties, which agreements are cancelled hereby.

(2) Modifications of, supplements to and termination of this Agreement shall be legally valid only if in writing. This shall also apply to waiver of this clause requiring written form.

(3)        The parties hereto agree that German law shall be applicable.

(4) If any provision of this Agreement is invalid or void, this shall not affect the validity of the remaining provisions hereof. In this case, the parties hereto shall be obligated to agree on a regulation which most nearly achieves the purpose of the invalid or void provision.

(5) Neither of the parties shall assign or delegate or in any way transfer any rights, interests or obligations hereunder without the prior written consent of the other parties, except that the parties agree that this Agreement: (A) shall be transferred or assigned by Company to (i) an entity resulting from any merger, consolidation or other reorganization to which Company is a party or (ii) a buyer of all or substantially all of Company's assets relevant to Company's performance under this Agreement, whereupon such assignee or transferee shall succeed to the rights and obligations of Company hereunder, and (B) may be transferred or assigned by Company to any entity in which Company has a controlling interest or which is under common control with Company, whereupon such assignee or transferee shall succeed to the rights and obligations of Company hereunder. Subject to the foregoing restrictions, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year hereinafter written.


Date:  04.12.1998 (December 4, 1998)

SMS Holding GmbH                               Helmut Adamski


By://S//DAVID C. BULLIS                        //S//HELMUT ADAMSKI
Title:PRESIDENT/CEO


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